As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-286767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DEFI DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	83-2676794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6401 Congress Avenue, Suite 250 Boca Raton, FL 33487 (561) 559-4111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Onorati Chief Executive Officer and Chairman DeFi Development Corp. 6401 Congress Avenue, Suite 250 Boca Raton, FL 33487 (561) 559-4111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Allison C. Handy, Esq. Christopher Wassman, Esq. Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101 Telephone: (206) 359-8000

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2025

PROSPECTUS

$1,000,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

Rights to Purchase Common Stock, Preferred Stock, Debt Securities or Units

Up to 12,375,896 Shares of Common Stock Offered by Selling Stockholders

DeFi Development Corp.

(f/k/a Janover Inc.)

DeFi Development Corp., formerly Janover Inc. (the “Company” or “we”) may offer and sell from time to time shares of our common stock; shares of our preferred stock; debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities; warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities; units that include any of the foregoing securities; and rights to purchase shares of our common stock, shares of our preferred stock, our debt securities or units. We may sell any combination of these securities in one or more offerings, at prices and on terms to be determined prior to the time of the offering, with an aggregate offering price of up to $1,000,000,000.

On May 6, 2025, the Board of Directors authorized a 7 for-1 forward split (the “Stock Split”) of its common stock, par value $0.00001 per share (the “Common Stock”), to be effected through the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Amendment”). Each holder of record of Common Stock as of the close of business on May 19, 2025 received six additional shares of Common Stock on or after May 20, 2025. The $0.00001 par value per share remains unchanged. Unless otherwise stated, disclosures in this prospectus have been updated to reflect the Stock Split.

This prospectus also covers the offering and potential resale by the selling stockholders identified herein of up to 8,711,277 shares of our Common Stock (the “April Selling Stockholders’ Shares”) and 3,664,619 shares of our Common Stock (the “May Selling Stockholders’ Shares”, and together with the April Selling Stockholders’ Shares, the “Selling Stockholders’ Shares”), from time to time, in amounts, at prices and on terms that will be determined at the time of the applicable offering. The April Selling Stockholders’ Shares are issuable under the $41,950,000 million in aggregate principal amount of convertible notes (the “Notes”) and warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 8.333 shares of Common Stock at an exercise price of $120.00 per share, which amounts do not reflect the Stock Split (“Warrant 1”) and (2) approximately 6.666 shares of Common Stock at an exercise price of $150.00 per share, which amounts do not reflect the Stock Split(“Warrant 2” and, together with Warrant 1, the “Warrants”). The May Selling Stockholders’ Shares include shares of Common Stock that such selling stockholders obtained or may obtain pursuant to the exercise of pre-funded warrants obtained by them pursuant to the May PIPE Transaction as described on page 4 of this prospectus. The selling stockholders may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods or any other method permitted by law. See “Plan of Distribution” for more information about how the selling stockholders may sell or otherwise dispose of such shares. Our registration of these shares does not mean that the selling stockholders will offer or sell any shares of our common stock. We will not receive any proceeds from the sale or other disposition of the common stock by any selling stockholder.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific terms of the particular offering together with this base prospectus. We may also provide a prospectus supplement in connection with certain offers and sales by the selling stockholders, to the extent required by law. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

You should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference herein or therein, before you invest in any of our securities.

This prospectus may not be used to consummate a primary sale of securities by the Company unless accompanied by an accompanying prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any of the selling stockholders’ Shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an applicable prospectus supplement, if required by applicable law. See the sections of this prospectus entitled “Plan of Distribution” for more information.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “DFDV”. On May 20, 2025, the last reported sale price of our common stock was $178.40. The applicable prospectus supplement, if any, will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a number of significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” on page 8 of this base prospectus.

We, or a selling stockholder, may offer and sell securities to or through underwriting syndicates or dealers, through agents or directly to purchasers. The names of any underwriters, dealers or agents that participate in a sale or offer of securities pursuant to this prospectus, any applicable commissions or discounts, the price to the public of the securities offered or sold, and the net proceeds we expect to receive from such sale will, in each case, be stated in an accompanying prospectus supplement, if required by applicable law. In addition, the underwriters, if any, may over-allot a portion of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2025.

i

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.  The selling stockholders may sell up to 12,375,896 shares of common stock in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the section entitled “Incorporation of Certain Information by Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the specific offering. A prospectus supplement may also be provided in connection with certain sales by selling stockholders, which will provide any specific information about the terms of those securities and the specific offering, to the extent required. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference.”

Neither we nor any selling stockholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “DeFi”, “Company”, “we”, “us”, “our” or similar references mean DeFi Development Corp., and its subsidiaries on a consolidated basis, and any references to “Janover” or “Janover Inc.” mean DeFi prior to our name change, deemed effective on April 17, 2025.

Our Corporate Information

We were originally formed as Janover Ventures LLC, a Florida limited liability company, on November 28, 2018, and converted to Janover Inc., a Delaware corporation, on March 9, 2021. We are headquartered at 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487. The Company’s website is https://defidevcorp.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus

Effective April 17, 2025, the Company changed its name from “Janover Inc.” to “DeFi Development Corp.” (the “Name Change”) and the ticker symbol for the Company’s common stock changed to “DFDV” on the Nasdaq Capital Market.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

RECENT DEVELOPMENTS

Change in Control

On April 4, 2025, Blake Janover, then Chief Executive Officer and Chairman of Janover Inc. (the “Company,” “we” or “us”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with DeFi Dev LLC, a Delaware limited liability company (“DeFi Dev”), and 3277447 Nova Scotia Ltd, a corporation formed under the laws of Nova Scotia, Canada (“NS Corp”) to sell (i) 5,100,424 shares of Common Stock, with each share of common stock entitled to one vote per share and representing approximately 51.0% of the Company’s 11,059,622 issued and outstanding shares of common stock and (ii) 10,000 shares of Series A Preferred Stock of the Company, with each share of Series A Preferred Stock entitled to 10,000 votes per share on all matters entitled to be voted upon by the common stock unless otherwise prohibited by law. DeFi Dev and NS Corp were previously unaffiliated parties to the Company. DeFi Dev purchased 2,884,287 shares of common stock and 5,500 shares of Series A Preferred Stock for $2,253,235 utilizing funds contributed by its managing member and other members. A portion of the funds for the purchase of shares by DeFi Dev came from a loan from Joseph Onorati. NS Corp purchased 2,216,137 shares of common stock and 4,500 shares of Series A Preferred Stock for $1,746,765 utilizing funds contributed by its controlling stockholder. The aggregate purchase price was $4,000,000. The transactions under the Purchase Agreement constituted a change in control of the Company.

Change in Management

Effective as of April 4, 2025, Samuel Haskell, Marcelo Lemos and Ned Siegel resigned from the Board of Directors of the Company (the “Board”) and, to the extent applicable, all committees thereof. The Directors’ resignations were not related to any disagreement with the Company.

On April 4, 2025, the Board elected Joseph Onorati, Marco Santori and Zachary Tai as Directors of the Company, to fill the vacancies on the Board. Mr. Santori was appointed to serve on the Audit Committee and Nominating and Corporate Governance Committee of the Board and Mr. Tai was appointed to serve on the Audit Committee and Compensation Committee and Nominating and Corporate Governance Committee of the Board.

After such replacements, the new Board is composed of Mr. Janover, Mr. Caragol (independent), Mr. Onorati (chairman), Mr. Santori (independent) and Mr. Tai (independent). The Audit Committee is composed of Mr. Santori, Mr. Caragol and Mr. Tai. The Compensation Committee is composed of Mr. Caragol and Mr. Tai. The Nominating and Corporate Governance Committee is composed of Mr. Santori and Mr. Tai and Mr. Caragol.

On April 4, 2025, the Board made the following officer appointments:

●

Mr. Onorati was appointed by the Board as the Chief Executive Officer of the Company. Mr. Onorati, age 41, most recently served as chief strategy officer at Kraken Digital Asset Exchange, working at Payward, Inc. (“Kraken”) from 2016 to 2024. Previously, he was at CaVirtEx, the first Bitcoin exchange in Canada, from 2013 to 2015 where he was appointed as interim CEO, until he sold the company to Coinsetter, which was later acquired by Kraken. Mr. Onorati succeeds Mr. Janover as CEO of the Company. Mr. Janover will remain as an employee of the Company serving as chief commercial officer and will lead the Company’s existing AI-powered online commercial real estate platform.

●

Parker White was appointed by the Board as the Chief Operating Officer and Chief Investment Officer of the Company. Mr. White, age 31, previously served as an Engineering Director at Kraken Digital Asset Exchange from December 2018 to March 2025. He also runs a Solana validator with $75 million in delegated stake. Earlier in his career, Mr. White served as the Director of Research and Trading for TCG Advisors, a $2 billion institutional asset manager, from May 2014 to December 2018.

●	Blake Janover, former CEO of the Company, was appointed by the Board as the Chief Commercial Officer of the Company.

On April 17, 2025, the Board appointed Fei (John) Han as Chief Financial Officer of the Company. Mr. Han brings over 15 years of experience across traditional finance and crypto, with a track record of leadership at some of the crypto industry’s most recognized institutions. Most recently, he served as CFO at blockchain-company Provable, and prior to that, held multiple senior roles at Binance including Vice President of Finance and Head of Finance for Europe, the Middle East, Africa, LATAM, and Canada. Earlier in his career, he led Strategic Finance at Kraken, where he worked closely with Mr. White and Mr. Onorati and played a key role in scaling the business during a period of rapid growth. Han began his career in equity research at Goldman Sachs and later served as an investor at Nezu Asia Capital and Driehaus Capital.

The SOL Strategy

The Company has adopted a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, starting with Solana (“SOL”) by applying a proven public-market treasury model to an asset that’s earlier in its lifecycle, structurally reflexive, and vastly underexposed as compared to Bitcoins. The Board approved the Company’s new treasury policy on April 4, 2025, authorizing long-term accumulation of SOL. The Company also aims to operate one or more SOL validators, enabling it to stake its treasury assets, participate in securing the network, and earn rewards that can be reinvested.

Convertible Notes and Warrants

On April 4, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “Investors”), pursuant to which the Company issued to the Investors $41,950,000 million in aggregate principal amount of convertible notes (the “Notes”), which are convertible into the Company’s common stock, par value $0.00001 per share (“Common Stock”), together with warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 8.333 shares of Common Stock at an exercise price of $120.00 per share, which amounts do not reflect the Stock Split (“Warrant 1”) and (2) approximately 6.666 shares of Common Stock at an exercise price of $150.00 per share, which amounts do not reflect the Stock Split (“Warrant 2” and, together with Warrant 1, the “Warrants”).

Convertible Note

The Notes accrue interest at a rate of 2.5% per year, paid in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and mature on April 6, 2030. The Notes are convertible at any time prior to the Maturity Date (as defined therein), conditioned on the requirement that the Company’s market capitalization equaled or exceeded $100 million on the day prior to the conversion date (“Market Capitalization Condition”). The conversion price has been set at $9.74 (as adjusted for the Stock Split), the last reported sale price of the Common Stock on The Nasdaq Stock Market on the date that the Company’s market capitalization first exceeded $100 million. The conversion price will not be adjusted, except for customary anti-dilution and dividend protection. Conversion of the Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock.

The holders of the Notes have the right to require the Company to repurchase the Notes at a price equal to 100% of par plus accrued and unpaid interest, if any, on April 6, 2028. In addition, the Company may redeem the notes on or after April 6, 2028 if the last reported sale price of the common stock has been at least 130% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days at a price equal to 100% of par plus accrued and unpaid interest, if any.

The Notes provide that the holder may not convert any portion of such holder’s Notes to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Notes contain certain other customary covenants and customary events of default provisions.

Warrants

The Warrants exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Exercise Prices (as defined in the Warrants) are subject to adjustments upon the issuance of stock dividends, and subdivision or combinations of shares of Common Stock by the Company.

Warrants for certain investors provide that the holder may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Registration Rights

Pursuant to the Securities Purchase Agreements, the Company agreed to enter into a customary registration rights agreement with the Investors within 30 business days of the date of the Securities Purchase Agreement.

Change of Auditors

dbbmckennon, an independent registered public accounting firm, resigned as our independent registered public accounting firm on April 21, 2025, and we appointed Wolf & Company, P.C., as our independent registered public accounting firm, effective as of April 21, 2025, to audit and report on our consolidated financial statements for the year ended December 31, 2025. The change of auditors was due to the specific subject matter expertise required to audit the Company’s new business strategy and crypto treasury (Solana or SOL) related assets. The audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2024 and 2023, (i) there were no disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and its auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Auditor, would have caused the Auditor to make reference to the subject matter of such disagreements in connection with its reports on the Company’s financial statements for such years and interim period, and (ii) there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

May PIPE Transaction

On May 1, 2025, the Company entered into a securities purchase agreement (the “May Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (“RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $24.0 million: (i) 2,210,866 shares (the “May Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “May Pre-Funded Warrants”) to purchase up to 1,453,753 shares of Common Stock (the “May Pre-Funded Warrant Shares”) at an exercise price of approximately $0.0014 per share, as adjusted for the Stock Split. The purchase price for one share of Common Stock was approximately $6.5714 and the purchase price for one Pre-Funded Warrant was $6.57 per share, in each case as adjusted for the Stock Split.

The May Pre-Funded Warrants are exercisable twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to stockholder approval of such exercise and will not expire until exercised in full. The exercise price and number of May Pre-Funded Warrant Shares issuable upon exercise of the May Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The May Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The May Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s May Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pursuant to the terms of the May Securities Purchase Agreement, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on the date of the May Securities Purchase Agreement, and expiring the earlier of (a) 60 days after the closing date of the offering and (b) 30 days following the effective date of a shelf registration statement of the Company registering the resale of the May Shares and the Pre-Funded Warrant Shares, subject to certain exceptions for issuances in connection with previously issued securities, stock split or similar transactions, in connection with the Company’s equity plans, at a price per share of greater than $11.43 per share, or under at-the-market offering agreements.

Under the RRA, the Company agreed to file a registration statement for the resale of the May Shares and the May Pre-Funded Warrant Shares within 30 days of the closing under the May Securities Purchase Agreement, and to use commercially reasonable efforts to have the registration statement declared effective within as soon as practicable after filing.

Asset Purchase Agreement

On May 1, 2025, the Company simultaneously (i) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Solsync Solutions Partnership, an Alaska general partnership (“Seller”), and Parker White, the sole partner of the Seller pursuant to which the Company agreed to acquire from the Seller (the “Acquisition”) a “validator” on the Solana blockchain ecosystem and two nodes under the names “BullMoose Systems” and “Strawberry Siren” (the “Purchased Assets”, and also referred to as “Business”) and (ii) closed the Acquisition (the “Closing”). Following the Closing, the Purchased Assets and the Business are now held by the Company.

The consideration paid by the Company to the Seller for the Purchased Assets was an aggregate purchase price (the “Purchase Price”) comprised of: (a) Five Hundred Thousand Dollars ($500,000) paid in cash at Closing, and (b) Three Million Dollars ($3,000,000) worth of the Company’s newly issued shares amounting to 604,884 restricted Common Stock (the “Share Consideration”), which was based upon the daily volume-weighted average price of our Common Stock on the Nasdaq Capital Market for the period from April 7, 2025 through the date of closing, or $4.96. The Share Consideration was issued to the Seller at Closing and consists of restricted securities that do not carry any registration rights requiring the filing of any registration statement.

Under the terms of the Purchase Agreement, as of the Closing, the Company and Seller also entered into an assignment and assumption agreement to effect the transfer of the Purchased Assets, as well as an IP assignment agreement in connection with Buyer and Seller providing interim services to each other after the Closing.

Forward Stock Split

On May 6, 2025, the Board authorized a 7-for-1 forward split (the “Stock Split”) of its Common Stock, to be effected through the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”). Each holder of record of Common Stock as of the close of business on May 19, 2025 received six additional shares of Common Stock on or after May 20, 2025. The $0.00001 par value per share remains unchanged. Unless otherwise stated, disclosures in this prospectus have been updated to reflect the Stock Split.

Information Regarding our Capitalization

As of May 20, 2025, we had 14,508,774 shares of common stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Market for Common Equity and Related Stockholder Matters” and “Description of Securities.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock and gives effect to the Stock Split.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the U.S. federal securities laws. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

Implications of Being a Smaller Reporting Company

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference herein are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

This prospectus includes or incorporates by reference certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus, or the accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in our most recent quarterly report on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended (the “Form 10-K”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K.

Our financial results and the market price of our common stock may be affected by the prices of SOL.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in SOL. As of the date of this prospectus, we had purchased approximately $100 million SOL, including staking rewards. The price of SOL has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as SOL, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of SOL.

Any decrease in the fair value of SOL below our carrying value for such assets could require us to incur an impairment charge, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our common stock. In addition, the application of generally accepted accounting principles in the United States with respect to SOL remains uncertain in some respects, and any future changes in the manner in which we account for our SOL assets could have a material adverse effect on our financial results and the market price of our common stock.

In addition, if investors view the value of our common stock as dependent upon or linked to the value or change in the value of our SOL holdings, the price of SOL may significantly influence the market price of our common stock.

The price of our common stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new SOL treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell your common stock. The market price for our common stock may be influenced by many factors, including:

●	our Solana treasury strategy;

●	the success of competitive products, services or technologies;

●	regulatory or legal developments in the United States and other countries;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	general economic, industry and market conditions; and

●	the other factors described in this ‘‘Risk Factors’’ section and in the “Risk Factors” section of our other SEC filings, including our most recent annual report on Form 10-K.

Our management may invest or spend the proceeds of any offering by the Company in ways with which you may not agree or in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from any offering by the Company and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our common stock to decline and delay the development of additional products and services our pursuit of our new SOL strategy. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. We will not receive any proceeds from sales by the Selling Stockholders.

We may use the net proceeds from any offering by the Company to purchase additional Solana, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from any offering by the Company to purchase additional Solana. Solana is a highly volatile asset that has traded between $100 and $290 per Solana on Coinbase in the 12 months preceding the date of this prospectus. More recently, during the first calendar quarter of 2025, Solana traded between $120 and $260 per Solana. In addition, Solana does not pay interest, but staking rewards can be earned on Solana. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of Solana following our purchases of Solana with the net proceeds from any offering by the Company. Future fluctuations in Solana’s trading prices may result in our converting Solana purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from such an offering. We will not receive any proceeds from sales by the Selling Stockholders.

Our Solana holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Solana at favorable prices or at all. Further, Solana we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Solana or otherwise generate funds using our Solana holdings, including in particular during times of market instability or when the price of Solana has declined significantly. If we are unable to sell our Solana, enter into additional capital raising transactions using Solana as collateral, or otherwise generate funds using our Solana holdings, or if we are forced to sell our Solana at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As Solana and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Solana. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Solana or the ability of individuals or institutions such as us to own or transfer Solana.

If Solana is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our common stock. Moreover, the risks of us engaging in a Solana treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Regulatory change reclassifying Solana as a security could lead to our falling within the definition of “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of Solana and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus.

While the SEC has not stated a view as to whether Solana is or is not a “security” for purposes of the federal securities laws, a determination by the SEC or a court of competent jurisdiction that Solana is a security could lead to our meeting the definition of “investment company” under the 1940 Act, if the portion of our assets that consists of investments in Solana exceeds the 40% limit prescribed in the 1940 Act, which would subject us to significant additional regulatory requirements that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income in order to conduct our business activities in a manner such that we do not fall within the definition of “investment company” under the 1940 Act or would qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC rules. If Solana is determined to be a security for purposes of the federal securities laws, we would take steps to reduce our holdings of Solana as a percentage of our total assets. These steps may include, among others, selling Solana that we might otherwise hold for the long term and deploying our cash in assets that are not considered to be investment securities under the 1940 Act, in which case we may be forced to sell our Solana at unattractive prices. We may also seek to acquire additional assets that are not considered to be investment securities under the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid meeting the definition of “investment company” under the 1940 Act and becoming subject to its requirements. If Solana is determined to constitute a security for purposes of the federal securities laws, and if we are not able to come within an available exemption or exclusion under the 1940 Act, then we would have to register as an investment company and require us to change the manner in which we conduct our business. In addition, such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our common stock.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our Solana strategy, our use of leverage, the manner in which our Solana is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our board of directors, no stockholder or regulatory approval would be necessary. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Solana holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Solana. See “Use of Proceeds.”

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Solana, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

Substantially all of the Solana we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our Solana. Solana and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our Solana in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Solana;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face other risks related to our SOL treasury reserve business model.

Our SOL treasury reserve business model exposes us to various risks, including the following:

●	SOL and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our SOL strategy subjects us to enhanced regulatory oversight;

●	regulatory changes could impact our ability to operate validators or receive rewards;

●	regulatory scrutiny of the Company’s activities may increase, potentially limiting our operations;

●	potential litigation risks exist related to smart contract vulnerabilities, validator operations, or our business activities;

●	uncertainty around SOL’s regulatory status may impact our ability to list on certain exchanges;

●	changes in political administration may not guarantee a favorable regulatory environment for SOL;

●	future SEC actions or court decisions could retroactively classify SOL as a security, potentially leading to penalties or forced unwinding of transactions; and

●	increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus by the Company primarily for general corporate purposes, including the acquisition of Solana, unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include working capital and capital expenditures, research and development expenses, general and administrative expenses and potential acquisition of, or investment in, companies, technologies, products or assets that complement our business, as well as the acquisition of Solana. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds of any offering.

We will not receive any proceeds from the sale of the Selling Stockholder Shares by the selling stockholders.

SELLING STOCKHOLDERS

References to a “selling stockholder” or the “selling stockholders” in this prospectus mean the entities listed in the table below, and the donees, transferees, assignees, successors, heirs, executors, administrators, legal representatives, pledgees and others who may later come to hold any of the common stock described in this prospectus as a result of a transfer not involving a public sale.

This prospectus relates to the possible resale by the selling stockholders of up to 8,711,277 April Selling Stockholder Shares that are issuable under Notes and the Warrants after giving effect to the Stock Split and 3,664,619 May Selling Stockholder Shares that were or can be obtained by the selling stockholders in the May PIPE Transaction after giving effect to the Stock Split. For additional information regarding the issuances of the Notes and Warrants, and the May PIPE Transaction see “Prospectus Summary - Recent Developments- Convertible Notes and Warrants” and see “Prospectus Summary - Recent Developments- May PIPE Transaction”.. For additional information regarding the Stock Split, see “Prospectus Summary – Forward Stock Split”. The selling stockholders may offer the Selling Stockholder Shares for resale from time to time pursuant to this prospectus. Each of the selling stockholders may also sell, transfer or otherwise dispose of all or a portion of its Selling Stockholder Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. Information about the selling stockholders may change over time.

We do not know when or in what amounts the selling stockholders may offer the Selling Stockholder Shares for sale, and, other than as set forth herein, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the Selling Stockholder Shares. Because the selling stockholders may offer all, some or none of the shares pursuant to the offering, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided. Except for the ownership of the Notes and the Warrants, the selling stockholders have not had any material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the number of Selling Stockholder Shares that the selling stockholders may offer pursuant to this prospectus and the number of shares of common stock owned by the selling stockholders before and after the offering. Solely for purposes of the table below, we have assumed that the selling stockholders will sell all of the Selling Stockholder Shares that the selling stockholders currently hold and will make no other purchases or sales of common stock. The table further assumes that the Market Capitalization Condition has been met, and there are no beneficial ownership limitations on the conversion of the Notes and Warrants and Pre-Funded Warrants. For more information regarding the Market Capitalization Condition and beneficial ownership limitations, see “Recent Developments”. The percentages below also assume the full conversion of the Notes, Warrants and Pre-Funded Warrants and account for the consummation of the Stock Split and that accordingly, 24,673,804 shares of Common Stock are outstanding as of the date of this prospectus.

	Shares of Common Stock Beneficially Owned Prior to the Offering of the Selling Stockholders Shares(*)			Maximum Number of Shares To Be Sold in the Offering of the Selling Stockholders(**)	Shares of Common Stock Beneficially Owned After the Offering of the Selling Stockholders Shares(**)
Name of Selling Stockholders	Number	Percentage		Shares	Number	Percentage##
1. Pantera Blockchain Fund L.P. (1)	1,038,293	4.21%		1,038,293	0	0%
2. Pantera Blockchain Venture Fund L.P. (2)	4,153,169	16.83%		4,153,169	0	0%
3. Arrington XRP Capital Fund, LP (3)	1,053,504	4.27%		1,053,504	0	0%
4. Third Party Ventures RAD I (4)	20,766	#	%	20,766	0	0%
5. Payward, Inc (5)	2,076,585	8.42%		2,076,585	0	0%
6. Protagonist LP (6)	103,830	#	%	103,830	0	0%
7. Trammell Venture Partners I, L.P. (7)	10,383	#	%	10,383	0	0%
8. Christopher Calicott (8)	20,766	#	%	20,766	0	0%
9. 3304813 Nova Scotia Ltd. (9)	41,532	#	%	41,532	0	0%
10. Jody Johnston (10)	41,532	#	%	41,532	0	0%
11. Barracuda Capital UG (11)	20,766	#	%	20,766	0	0%
12. The Norstar Group (12)	72,681	#	%	72,681	0	0%
13. Siddharth Viswanath (13)	10,383	#	%	10,383	0	0%
14. Justin Heisler (14)	20,766	#	%	20,766	0	0%
15. 3304842 NOVA SCOTIA LTD. (15)	10,383	#	%	10,383	0	0%
16. Robert Moore (16)	10,383	#	%	10,383	0	0%
17. Guy Hirsch (17)	10,383	#	%	10,383	0	0%
18. Mark Greenberg (18)	10,383	#	%	10,383	0	0%
19. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(19)	76,090	#	%	76,090	0	0%
20. Republic Digital Opportunistic Digital Assets Master Fund Ltd(20)	152,187	#	%	152,187	0	0%
21. Andrew Kershner(21)	760,935	3.08%		760,935	0	0%
22. Shayne Young(22)	38,045	#	%	38,045	0	0%
23. Great Point Capital LLC(23)	114,135	#	%	114,135	0	0%
24. Fifth Lane Partners Fund LP(24)	45,654	#	%	45,654	0	0%
25. RK Trading I LLC(25)	385,028	1.56%		385,028	0	0%
26. Alyeska Master Fund, LP(26)	913,115	3.70%		913,115	0	0%
27. Amber International Holding Limited(27)	76,090	#	%	76,090	0	0%
28. Lead Accelerating Limited(28)	304,374	1.23%		304,374	0	0%
29. Galaxy Digital Trading Cayman LLC(29)	152,180	#	%	152,180	0	0%
30. Borderless Multi-Strategy Fund V LP(30)	152,187	#	%	152,187	0	0%
31. Eleven Eleven Investments, LLC(31)	152,187	#	%	152,187	0	0%
32. Derivee Capital Advisors, LLC(32)	22,827	#	%	22,827	0	0%
33. Orion Enterprise LLC(33)	304,374	1.23%		304,374	0	0%
	12,375,896	50.16%		12,375,896	0	0%

(*)

Assumes conversion in full of the aggregate principal amount of Notes at a conversion price of $9.74 but does not include shares issuable in respect of accrued and unpaid interest at the time of conversion

(**)	The Company does not have the ability to control how many, if any, of the shares of common stock will be sold by the selling stockholders listed above. The table above assumes that the selling stockholders will sell all of the shares of common stock offered herein for purposes of determining how many shares of common stock each such selling stockholder will own after the offering of the shares of common stock and their applicable beneficial ownership percentage following the offering of the shares of common stock.
#	Less than 1%

(1)	Includes (i) 513,293 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 291,669 common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 233,331 common stock. Matthew Gorham is the Chief Operating Officer of the selling stockholder. The address of record is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.
(2)	Includes (i) 2,053,169 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 1,166,669 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 933,331 shares of common stock. Matthew Gorham is the Chief Operating Officer of the selling stockholder. The address of record is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.
(3)	Includes (i) 513,293 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 291,669 shares of common stock (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 233,331 shares of common stock, (iv) 9,184 shares of common stock issued in the May PIPE Transaction and (v) 6,027 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. Jack Michael Arrington is the Managing Member of Arrington Capital Management, LLC the general partner of the selling stockholder. The address of record is 382 NE 191ST ST, Suite 52895, Miami, FL 33179.
(4)	Includes (i) 10,266 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 5,831 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 4,669 shares of common stock. Third Party Ventures RAD I, is a subsidiary of Third Party Ventures Holdings LLC, with Patrick Murck as the Manager of the Third Party Ventures Holdings LLC. The address of record for the selling stockholder is 900 16th Street NW, Suite 250, Washington DC 20006.
(5)	Includes (i) 1,026,585 shares of common stock issuable upon the conversion of the aggregate principal amount of Notes (excluding shares issuable in respect of accrued and unpaid interest at the time of conversion, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 583,331 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 466,669 shares of common stock. Arjun Sethi is the Co-Chief Executive Officer of the selling stockholder. The address of record is 1603 Capitol Ave., Suite 517B, Cheyenne, WY 82001.
(6)	Includes (i) 51,330 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 29,169 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 23,331 shares of common stock. George Bousis is the authorized signatory of the selling stockholder, which is managed by Protagonist Management LLC, a limited liability company. The address of record for Protagonist LP is 9961 E. Broadview Dr., Bay Harbor Islands, FL 33154.
(7)	Includes (i) 5,133 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 2,919 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 2,331 shares of common stock. Christopher Calicott is the managing director of the selling stockholder. The address of record is 6514 McNeil Drive Building 1 Austin, TX 78729.
(8)	Includes (i) 10,266 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 5,831 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 4,669 shares of common stock. The address of record for Mr. Calicott is 708 Cardinal Lane Unit B Austin, TX 78704.
(9)	Includes (i) 20,532 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 11,669 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 9,331 shares of common stock. Dawson Reid is the Director of the selling stockholder. The address of record is 264 Big Hubley Lake Rd, Hubley, Nova Scotia, B3Z 1A2, Canada.
(10)	Includes (i) 20,532 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 11,669 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 9,331 shares of common stock.
(11)	Includes (i) 10,266 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 5,831 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 4,669 shares of common stock
(12)	Includes (i) 35,931 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 20,419 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 16,331 shares of common stock. David E. Kusta Jr., is the chief manager of the selling stockholder. The address of record is 5021 Vernon Avenue, Suite #133, Edina, MN 55436.
(13)	Includes (i) 5,133 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 2,919 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 2,331 shares of common stock. The address of record for Mr. Viswanath is 11 Hoyt Street, Apt 36A, Brooklyn, NY 11201.
(14)	Includes (i) 10,266 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 5,831 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 4,669 shares of common stock.
(15)	Includes (i) 5,133 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 2,919 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 2,331 shares of common stock.
(16)	Includes (i) 5,133 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 2,919 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 2,331 shares of common stock. The address of record for Mr. Moore is 49, Thompson Place, Larchmont, NY 10538.

(17)	Includes (i) 5,133 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 2,919 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 2,331 shares of common stock. The address of record for Mr. Hirsch is 10,577 Michigan Avenue, Miami Beach, FL 33139.
(18)	Includes (i) 5,133 shares of common stock issuable upon the conversion of the Notes, (ii) common stock underlying Warrant 1 to purchase up to an aggregate of 2,919 shares of common stock and (iii) common stock underlying Warrant 2 to purchase up to an aggregate of 2,331 shares of common stock
(19)	Includes (i) 45,913 shares of common stock issued in the May PIPE Transaction and (ii) 30,177 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is Ayrton LLC, 55 Post Rd West, Westport, CT 06880.
(20)	Includes (i) 91,812 shares of common stock issued in the May PIPE Transaction and (ii) 60,375 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 149 5th Avenue, 10th Floor, New York, NY 10010.
(21)	Includes (i) 459,060 shares of common stock issued in the May PIPE Transaction and (ii) 301,875 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 4514 Edgemont Dr, Austin, TX 78731.
(22)	Includes (i) 22,953 shares of common stock issued in the May PIPE Transaction and (ii) 15,092 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 6811 Adeline Way, Austin, TX 78746.
(23)	Includes (i) 68,859 shares of common stock issued in the May PIPE Transaction and (ii) 45,276 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 12301 Research Blvd., Bldg 4-270, Austin, TX, 78759
(24)	Includes (i) 27,545 shares of common stock issued in the May PIPE Transaction and (ii) 18,109 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 3300 N IH 35, Suite 380, Austin, TX 78751
(25)	Includes (i) 232,288 shares of common stock issued in the May PIPE Transaction and (ii) 152,740 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 2500 Weston Road, Suite 211, Weston, FL 33331
(26)	Includes (i) 550,872 shares of common stock issued in the May PIPE Transaction and (ii) 362,243 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies.
(27)	Includes (i) 45,906 shares of common stock issued in the May PIPE Transaction and (ii) 30,184 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(28)	Includes (i) 183,624 shares of common stock issued in the May PIPE Transaction and (ii) 120,750 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola VG1110, British Virgin Islands, Cayman Islands.
(29)	Includes (i) 91,812 shares of common stock issued in the May PIPE Transaction and (ii) 60,368 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 300 Vesey Street, 13th Floor, New York, NY 10282.
(30)	Includes (i) 91,819 shares of common stock issued in the May PIPE Transaction and (ii) 60,368 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 4920 S 27 Hwy, Suite 201, Space 3, Clermont, FL 34711.
(31)	Includes (i) 91,819 shares of common stock issued in the May PIPE Transaction and (ii) 60,368 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 1151 S Alhambra Circle, Coral Gables, FL 33146.
(32)	Includes (i) 13,776 shares of common stock issued in the May PIPE Transaction and (ii) 9,051 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is 2955 NE 7th Ave, Suite XBTO, Miami, FL 33137.
(33)	Includes (i) 183,624 shares of common stock issued in the May PIPE Transaction and (v) 120,750 shares of common stock issuable pursuant to exercise of the Pre-Funded Warrants issued in the May PIPE Transaction. The address of record is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board deems relevant, and subject to the restrictions contained in any future financing instruments.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our directors, executive officers and key personnel:

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of the date hereof.

Name	Age	Position
Joseph Onorati	41	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Fei (John) Han	37	Chief Financial Officer (CFO) (Principal Financial Officer/Principal Accounting Officer)
Parker White	31	Chief Operating Officer and Chief Investment Officer
Blake Janover	42	Chief Commercial Officer and Director
William Caragol	58	Independent Director
Marco Santori	42	Independent Director
Zachary Tai	37	Independent Director

Executive Officers

Joseph Onorati was appointed the Chief Executive Officer and Chairman of the Board of Directors of the Company on April 4, 2025. Mr. Onorati served as chief strategy officer at Kraken Digital Asset Exchange, working at Kraken from 2016 to 2024. Previously, he was at CaVirtEx, the first Bitcoin exchange in Canada, from 2013 to 2015 where he was appointed as interim CEO, until he sold the company to Coinsetter, which was later acquired by Kraken. With a master’s degree in economics, with a focus on monetary theory, and a background in public policy, think tanks and advisory roles for crypto companies, he’s been a DeFi yield farmer since 2020.

Fei (John) Han was appointed Chief Financial Officer of the Company on April 17, 2025. Mr. Han brings over 15 years of experience across traditional finance and crypto, with a track record of leadership at some of the crypto industry’s most recognized institutions. Most recently, he served as CFO at blockchain-company Provable, and prior to that, held multiple senior roles at Binance including Vice President of Finance and Head of Finance for Europe, the Middle East, Africa, LATAM, and Canada. Earlier in his career, he led Strategic Finance at Kraken, where he worked closely with Mr. White and Mr. Onorati and played a key role in scaling the business during a period of rapid growth. Han began his career in equity research at Goldman Sachs and later served as an investor at Nezu Asia Capital and Driehaus Capital.

Parker White was appointed the Chief Operating Officer and Chief Investment Officer of the Company on April 4, 2025. Mr. White served as an Engineering Director at Kraken Digital Asset Exchange from December 2018 to March 2025. He also runs a Solana validator with $75 million in delegated stake. Earlier in his career, Mr. White served as the Director of Research and Trading for TCG Advisors, a $2 billion institutional asset manager, from May 2014 to December 2018. After receiving his CFA, Mr. White entered the Crypto space in 2017, running an algo trading startup throughout 2018. Parker has been active in Solana since 2021, has been an angel investor in Crypto since 2020, and sits on the Advisor Board at TVP for the Bitcoin Venture Fund Series (BVF 1 & BVF 2).

Blake Janover was appointed the Chief Commercial Officer and Director of the Company on April 4, 2025. Mr. Janover is the Founder and former Chairman and CEO of the Company. He currently has more than 15 years of experience as an entrepreneur and a history of running multiple businesses relating to multifamily and commercial property finance, business financing, real estate, technology, consulting, and management and marketing services. Before founding the Company in November 2018, from 2004 to 2019, Mr. Janover served as a consultant on various real estate projects, such as multifamily and commercial real estate finance projects, as well as a partner in a large apartment development in Miami. Having overseen underwriting, origination, and advisory on commercial, multifamily, and residential real estate loans, Blake Janover is uniquely suited to operate Janover’s software, AI and proptech business lines.

Mr. Janover was an Official Member of the Forbes Real Estate Council, an On Deck Proptech and Scale Fellow, graduated the Harvard Business School’s Owner/President Management Program (OPM) 60 cohort in November 2023, he is an Entrepreneur in Residence at Florida Atlantic University, and is a NATSEC Fellow at the National War College Alumni Association.

Directors

Joseph Onorati – please see above.

Blake Janover – please see above.

William Caragol was appointed to the Board of the Company effective July 24, 2023. Mr. Caragol is the Chief Financial Officer of Mainz Biomed, N.V. (NASDAQ: MYNZ) since July of 2021. From 2018 to the present, Mr. Caragol has also been Managing Director of Quidem LLC, a corporate advisory firm. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a medical diagnostic equipment company and he served on the board of directors of Greenbox POS (NASDAQ: GBOX) from 2021 to April 2023. Since November 2021 Mr. Caragol has also served as the Chief Operating Officer of Iron Horse Acquisitions Corp. (NASDAQ: IROH).  Mr. Caragol, since July 2021, is also on the Board of Directors of Worksport Ltd. (Nasdaq: WKSP), an emerging company in the electric vehicle and alternative energy sector. Mr. Caragol earned a B.S. in business administration and accounting from Washington and Lee University and is a member of the American Institute of Certified Public Accountants.

Marco Santori was appointed to the Board of the Company effective April 4, 2025. Mr. Santori formerly held roles as Chief Legal Officer at Kraken, President of Blockchain.com, Partner at Cooley, Fintech Advisor to the International Monetary Fund, and inventor of the SAFT Framework. One of the earliest attorneys operating in Crypto, Mr. Santori is one of the first lawyers in Crypto who used his practice to find a way to work with Crypto, not against it.

Zachary Tai was appointed to the Board of the Company effective April 4, 2025. Mr. Tai most recently held a role as VP of Operations & Strategy at Everclear, a blockchain infrastructure protocol, overseeing broader finance, legal, operations, and strategy functions. Prior to that, Mr. Tai spent over 4 years as a Director of Strategy and Business Operations at Kraken, spearheading various corporate strategy and scaling initiatives. Prior to Kraken, Mr. Tai held several roles in private equity, including 5 years at Cerberus Capital Management focused on frontier and emerging market investments, often residing across a wide array of developing markets.

Committees

The Audit Committee is composed of Mr. Santori, Mr. Caragol and Mr. Tai. The Compensation Committee is composed of Mr. Caragol and Mr. Tai. The Nominating and Corporate Governance Committee is composed of Mr. Santori and Mr. Tai and Mr. Caragol.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our Board or an authorized committee thereof is responsible for approving equity grants.

On April 9, 2025, the Board approved an amendment to the Company’s 2023 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder to 500,000 shares (3,500,000 shares split adjusted), subject to stockholder approval if and as required by applicable law or the terms of the plan.

Outstanding equity awards at the date hereof

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units that have not vested	Equity incentive plan awards: Number of shares or units of stock that have not vested (#)	Award expiration date

Joseph Onorati - CEO (PEO)	301,980	-	-	$3.91	04/09/35	-	$-	-	-
Fei (John) Han - CFO (PFO)	180,985	-	-	$3.91	04/09/35	-	$-	-	-
Parker White - COO, CIO	191,989	-	-	$3.91	04/09/35	-	$-	-	-
Blake Janover - CCO	-	-	-	$-	-	70,000	$512,100	10,000	1/1/2029
William Caragol	175,000			$2.67	2/10/35 & 7/24/35	21,875	$160,031	3,125	1/1/2029
Marco Satori	-	-	-	$-	-	-	$-	-	-
Zachary Tai	-	-	-	$-	-	7,000	$51,210	1,000	1/1/2029

Option and RSUs Awards

In April 2025, the Company granted stock options and restricted stock units (“RSUs”) under the Company’s 2023 Equity Incentive Plan to the Directors, Executive Officers and certain key employees of the Company as a retention and incentive mechanism to attract and retain top talent in a competitive market, as described below.

Except for the RSUs held by Marco Santori and Daniel Faria, which will vest immediately, one-fourth (1/4th) of the RSUs and stock options held by each beneficiary will vest on the one year anniversary of the grant date, and thereafter, 1/36th of the RSUs and stock options held by each beneficiary will be scheduled to vest on each of the 36 consecutive monthly vesting dates that occur after the first vesting date, in each case subject to the beneficiary continuing to be an employee or service provider of the Company through the applicable vesting date.

Name	Title	Equity Award	Exercise Price
Joseph Onorati	Chief Executive Officer and Chairman	301,980 options	$3.91
Fei (John) Han	Chief Financial Officer	180,985 options	$3.91
Parker White	Chief Operating Officer and Chief Investment Officer	191,989 options	$3.91
Blake Janover	Chief Commercial Officer and Director	70,000 RSUs	$-
Marco Santori	Director	70,000 RSUs	$-
William Caragol	Director	21,875 RSUs	$-
Zachary Tai	Director	7,000 RSUs	$-
Bruce Rosenbloom	Employee	35,000 options	$3.91
Dan Kang	Employee	122,500 options	$3.91
Danial Saef	Employee	28,000 options	$3.91
Daniel Faria (Erebor Capital Inc.)	Employee	105,000 options	$3.91
Juan Carlos Lopez Montemayor	Employee	14,000 options	$3.91
Jennifer Olive	Employee	7,000 options	$3.91
Chris Becker	Employee	56,000 RSUs	$-
Pete Humiston	Employee	105,000 options	$5.62
Juan Carlos Lopez Montemayor	Employee	7,000 options	$5.62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 20, 2025, for (i) each of our named executive officers and directors, (ii) all of our named executive officers and directors as a group, and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within sixty (60) days of May 20, 2025, are deemed to be outstanding for such person, but not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DeFi Development Corp., 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487.

	Common Stock			Series A Preferred Stock		Voting
Name of Beneficial Owner	Shares		%(1)	Shares	%(2)	Power
Officers and Directors

Joseph Onorati, Chairman and Chief Executive Officer(3)	2,216,137		15.27%	4,500	45.00%	41.23%

Fei (John) Han, Chief Financial Officer(4)	-		* %	1,000	10.00%	8.73%

Parker White, Chief Operating Officer and Chief Investment Officer(5)	3,489,171		24.05%	4,500	45.00%	42.35%

Blake Janover, Chief Commercial Officer and Director	8,281	(6)	* %	-	-	-

William Caragol, Director	30,625	(7)	* %	-	-	-

Marco Santori, Director	70,000	(8)	* %	-	-	-

Zachary Tai, Director	-	(9)	* %	-	-	-

All executive officers and directors (7 persons)	5,751,928		39.64%	10,000	100.00%	92.41%

5% or more Shareholders

Defi Dev LLC	2,884,287	(10)	19.88%	5,500	55.00%	50.55%

3277447 Nova Scotia Ltd.	2,216,137	(11)	15.27%	4,500	45.00%	41.23%

Payward, Inc.	1,605,660	(12)	9.96%	-	-	-

*	Less than 1%

(1)	Based on 14,508,774 shares of common stock outstanding as of May 20, 2025, which includes additional shares issued pursuant to the Stock Split.
(2)	Based on 10,000 shares of Series A Preferred Stock outstanding as of May 20, 2025. Each share of Series A Preferred Stock is entitled to 10,000 votes per share on all matters entitled to be voted upon by the common stock unless otherwise prohibited by law.

(3)	Consists of 2,216,137 shares of common stock held by 3277447 Nova Scotia Ltd, of which Mr. Onorati is the president and director and does not include 301,980 shares of common stock issuable pursuant to a qualified stock option granted to Mr. Onorati under the Company’s 2023 Equity Incentive Plan (“2023 Plan”) on April 9, 2025, for $3.91 per share. The stock option grant will vest over a period of four years. The shares of Series A Preferred Stock are held by 3277447 Nova Scotia Ltd, of which Mr. Onorati is the president and director.
(4)	Does not include 180,985 shares issuable pursuant to a qualified stock option granted to Mr. Han under the 2023 Plan on April 9, 2025, for $3.91 per share. The stock option grant will vest over a period of four years. The shares of Series A Preferred Stock are held by DeFi Dev LLC of which Mr. Han is a member. DeFi Dev LLC is a manager-managed limited liability company. However, as a member Mr. Han may be deemed to share beneficial ownership of the ordinary shares held of record by the DeFi Dev LLC. Mr. Han disclaims any beneficial ownership of the reported shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(5)	Consists of 3,489,171 shares of common stock, of which 604,884 shares are held by SolSync Solutions Partnership of which Mr. White is the sole partner and 2,884,287 shares are held by DeFi Dev LLC of which Mr. White serves as manager and does not include 191,989 shares of common stock issuable upon pursuant to a qualified stock option granted to Mr. White under the Company’s 2023 Plan on April 9, 2025, for $3.91 per share. The stock option grant will vest over a period of four years. The shares of Series A Preferred Stock are held by DeFi Dev LLC, of which Mr. White is the manager.
(6)	Consists of 8,281 shares of common stock and does not include 70,000 shares of common stock issuable upon the vesting of RSUs granted to Mr. Janover under the Company’s 2023 Plan on April 9, 2025. The RSU grant will vest over a period of four years.
(7)	Consists of 30,625 shares of common stock, which does not include (i) 87,500 shares of common stock issuable upon pursuant to a non-qualified stock option granted to Mr. Caragol under the Company’s 2023 Plan on July 24, 2023, for $4.57 per share, (ii) 87,500 shares of common stock issuable upon pursuant to a non-qualified stock option granted to Mr. Caragol under the Company’s 2023 Plan on February 10, 2025, for $0.76 per share and (iii) 21,875 shares of common stock issuable upon the vesting of RSUs granted to Mr. Caragol under the Company’s 2023 Plan on April 9, 2025. The stock option and RSU grants will vest over a period of four years.
(8)	Consists of 70,000 shares of common stock which were issued upon the vesting of RSUs granted to Mr. Santori under the Company’s 2023 Plan on April 9, 2025. The RSU grant vested upon the April 9, 2025 issuance. DeFi Dev LLC is a manager-managed limited liability company. However, as a member Mr. Santori may be deemed to share beneficial ownership of the ordinary shares held of record by the DeFi Dev LLC. Mr. Santori disclaims any beneficial ownership of the reported shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(9)	Does not include 7,000 shares of common stock issuable upon the vesting of RSUs granted to Mr. Tai under the Company’s 2023 Plan on April 9, 2025. The RSU grant will vest over a period of four years.
(10)	As of April 4, 2025, based on information provided in a Schedule 13D filed April 8, 2025. DeFi Dev LLC listed its address as 1530 P B Ln W5205, Wichita Falls, TX 76302. The principal business of the DeFi Dev is to operate as an acquisition entity to hold the Common Shares acquired by certain Reporting Persons. DeFi Dev is a manager-managed limited liability company, with Parker White, COO & CIO of Janover Inc., serving as manager.
(11)	As of April 4, 2025, based on information provided in a Schedule 13D filed April 8, 2025. 3277447 Nova Scotia Ltd. (“NS Corp”) listed its address as Box 287, Port Williams, Nova Scotia, B0P1T0, Canada. The principal business of the NS Corp is consulting. NS Corp is a corporation formed under the laws of Canada.
(12)	Based on information provided by Payward, Inc., as of May 12, 2025. Reflects shares issuable upon the conversion of the aggregate principal amount of Notes (excluding shares issuable in respect of accrued and unpaid interest on the date of conversion) and/or exercise of Warrant 1 and Warrant 2, subject to the beneficial ownership blockers described below. The Notes, Warrant 1 and Warrant 2 prohibit the conversion or exercise thereof, as applicable, if after giving effect to such exercise, the beneficial ownership of Payward, Inc. and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. Without giving effect to the beneficial ownership blockers, Payward, Inc. would be able to acquire a total of 2,076,550 shares of common stock. Payward, Inc. listed its address as 1603 Capitol Ave., Suite 517B, Cheyenne, WY 82001.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation and Bylaws for additional information.

As of the date of this prospectus, our total authorized capital stock was 100,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share, of which 10,000 have been designated Series A Preferred Stock.

As of the date of this prospectus, there were (a) 14,508,774 shares of our common stock are issued and outstanding held by approximately 3,017 holders of record; and (b) 10,000 shares of our Series A Preferred Stock are issued and outstanding, held by Mr. Joseph Onorati, our Chief Executive Officer and Chairman, and Mr. Parker White, our Chief Operating Officer and Chief Investment Officer.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably such dividends if any, as may be declared from time to time by our Board out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be, upon receipt of the payment therefor as described in this prospectus, fully paid and nonassessable. The holders of common stock have no preferences or rights of cumulative voting, conversion, pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of shares of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. As of May 20, 2025, we had 14,508,774 shares of common stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of “blank check” preferred stock. Our Board has the authority, without further stockholder authorization, to issue from time-to-time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, and could adversely affect the rights and powers, including voting rights, of our common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Series A Preferred Stock

Pursuant to the Series A Certificate of Designation filed with the Secretary of State of Delaware on January 3, 2022, we are authorized to issue up to 100,000 shares of Series A Preferred Stock with a stated value of $0.00001 per share.

Each share of Series A Preferred Stock is entitled to 10,000 votes. The holders of shares of Preferred Stock are entitled to vote on all matters on which our common stock shall be entitled to vote unless prohibited by law or as set forth in the Certificate of Designation.

The holders of the Series A Preferred Stock are not entitled to dividends. Upon the event of liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of our Series A Preferred Stock would be entitled to receive the initial stated value of our preferred stock.

If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock.

As of the date of this prospectus, there were 10,000 shares of Series A Preferred Stock issued and outstanding, all of which are held by Mr. Joseph Onorati, our Chief Executive Officer and Chairman, and Mr. Parker White, our Chief Operating Officer and Chief Investment Officer.

Outstanding Stock Options

As of May 20, 2025, we had 1,641,360 outstanding stock options with a weighted average exercise price of $3.49 per share, with a weighted average remaining contractual life of 9.07 years.

Restricted Stock Units

As of May 20, 2025, we had 154,875 outstanding RSUs, which were granted to the Board and one employee. These RSUs will vest over a period of 4 years.

Convertible Notes and Warrants

On April 4, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “Investors”), pursuant to which the Company issued to the Investors $41,950,000 million in aggregate principal amount of convertible notes (the “Notes”), which are convertible into the Company’s Common Stock, together with warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 8.333 shares of Common Stock at an exercise price of $120.00 per share, which amounts do not reflect the Stock Split(“Warrant 1”) and (2) approximately 6.666 shares of Common Stock at an exercise price of $150.00 per share, which amounts do not reflect the Stock Split (“Warrant 2” and, together with Warrant 1, the “Warrants”).

Convertible Note

The Notes accrue interest at a rate of 2.5% per year, paid in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and mature on April 6, 2030. The Notes are convertible at any time prior to the Maturity Date (as defined therein), conditioned on the requirement that the Company’s market capitalization equaled or exceeded $100 million on the day prior to the conversion date. The conversion price has been set at $9.74 (as adjusted for the Stock Split), the last reported sale price of the Common Stock on The Nasdaq Stock Market on the date that the Company’s market capitalization first exceeded $100 million. The conversion price will not be adjusted, except for customary anti-dilution and dividend protection. Conversion of the Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock.

The holders of the Notes have the right to require the Company to repurchase the Notes at a price equal to 100% of par plus accrued and unpaid interest, if any, on April 6, 2028. In addition, the Company may redeem the notes on or after April 6, 2028 if the last reported sale price of the common stock has been at least 130% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days at a price equal to 100% of par plus accrued and unpaid interest, if any.

The Notes provide that the holder may not convert any portion of such holder’s Notes to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Notes contain certain other customary covenants and customary events of default provisions.

Warrants

The Warrants exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Exercise Prices (as defined in the Warrants) are subject to adjustments upon the issuance of stock dividends, and subdivision or combinations of shares of Common Stock by the Company.

Warrants for certain investors provide that the holder may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pre-Funded Warrants

On May 1, 2025, the Company entered into a securities purchase agreement (the “May Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (“RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $24.0 million: (i) 2,210,866 shares (the “May Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “May Pre-Funded Warrants”) to purchase up to 1,453,753 shares of Common Stock (the “May Pre-Funded Warrant Shares”) at an exercise price of approximately $0.0014 per share, as adjusted for the Stock Split. The purchase price for one share of Common Stock was approximately $6.5714 and the purchase price for one Pre-Funded Warrant was $6.57 per share, in each case as adjusted for the Stock Split.

The May Pre-Funded Warrants are exercisable twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to stockholder approval of such exercise and will not expire until exercised in full. The exercise price and number of May Pre-Funded Warrant Shares issuable upon exercise of the May Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The May Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The May Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s May Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Forward Stock Split

On May 6, 2025, the Board authorized a 7-for-1 forward split (the “Stock Split”) of its common stock, par value $0.00001 per share (the “Common Stock”), to be effected through the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”). Each holder of record of Common Stock as of the close of business on May 19, 2025 received six additional shares of Common Stock on or after May 20, 2025. The $0.00001 par value per share remains unchanged. Unless otherwise stated, disclosures in this prospectus have been updated to reflect the Stock Split.

Delaware Anti-Takeover Statutes

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder, including a beneficial owner, to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any officer, director, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock or preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us through a proxy contest, tender offer, merger or otherwise.

Election of Directors by Plurality of Shares, Vacancies

Our By-laws provide for the election of directors by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, subject to a quorum being present at such meeting. There is no cumulative voting; therefore, directors may be elected with a vote of holders of less than a majority of the outstanding common stock.

Our By-laws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company through a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders, Advance Notice Requirements for Stockholder Proposals and Director Nominations, Stockholder Action

Our By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Amendments

Our By-laws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc. The address for Colonial Stock Transfer Company, Inc. is 7840 S 700 E, Sandy, Utah 84070, and the telephone number is (801) 355-5740.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

The debt securities (the “Debt Securities”) will be either senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the subsidiary guarantors of such Debt Securities, if any, each a Subsidiary Guarantor, if applicable, and a trustee to be determined, the Trustee. Senior Debt Securities will be issued under a senior indenture (the “Senior Indenture”) and Subordinated Debt Securities will be issued under a subordinated indenture (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”). The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you.

The Indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture (the “Trust Indenture Act”). We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. The following summaries of material provisions of the Debt Securities are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

The Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither Indenture limits the amount of Debt Securities that may be issued thereunder, and each Indenture provides that the specific terms of the Debt Securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the Debt Securities:

●	the title of the Debt Securities;

●	the aggregate principal amount and any limit on the aggregate principal amount of the Debt Securities;

●	the currency or units based on or relating to currencies in which Debt Securities are denominated and the currency or units in which principal or interest or both will or may be payable;

●	whether we will issue the series of Debt Securities in global form, the terms of any global securities and who the depositary will be;

●	whether or not the Debt Securities will be secured or unsecured, and the terms of any secured debt;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	whether the Indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

●	whether we will be restricted from incurring any additional indebtedness;

●	a discussion on any material or special United States federal income tax considerations applicable to Debt Securities;

●	the denominations in which we will issue Debt Securities, if other than denominations of $1,000 and any integral multiple thereof;

●	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

●	whether any subsidiary guarantor will provide a subsidiary guarantee of the Debt Securities;

●	each date on which the principal of the Debt Securities will be payable;

●	the interest rate, which may be fixed or variable, or the method for determining the rate and date interest will begin to accrue, that the Debt Securities will bear interest and the interest payment dates for the Debt Securities;

●	each place where payments on the Debt Securities will be payable;

●	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

●	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

●	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the maturity of the Debt Securities;

●	whether the Debt Securities are defeasible;

●	any addition to or change in the events of default;

●	whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

●	any addition to or change in the covenants in the Indenture applicable to the Debt Securities;

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the Debt Securities; and

●	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, or original issue discount securities (“Original Issue Discount Securities”) may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Original Issue Discount Securities may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which Debt Securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our common stock or our other securities that the holders of the series of Debt Securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The Indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the Indentures or the Debt Securities, as appropriate, satisfactory in form to the debenture trustee.

Unless we state otherwise in the applicable prospectus supplement, the Debt Securities will not contain any provisions that may afford holders of the Debt Securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of Debt Securities.

Events of Default Under the Indenture

The following are events of default under the Indentures with respect to any series of Debt Securities that we may issue:

●	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

●	if we fail to observe or perform any other covenant set forth in the Debt Securities of such series or the applicable Indentures, other than a covenant specifically relating to and for the benefit of holders of another series of Debt Securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of Debt Securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of Debt Securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or acceleration under any applicable Indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all Debt Securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to Debt Securities of any series, the holders of a majority in principal amount of the outstanding Debt Securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the Debt Securities) default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the applicable Indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of Debt Securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the Indentures, if an event of default under an Indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the Debt Securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable Indenture; and

●	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the Debt Securities of any series will only have the right to institute a proceeding under the Indentures or to appoint a receiver or trustee, or to seek other remedies if:

●	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

●	the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

●	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the Debt Securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of Debt Securities if we default in the payment of the principal, premium, if any, or interest on, the Debt Securities. We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable Indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable Indenture without the consent of any holders with respect to specific matters, including:

●	to fix any ambiguity, defect or inconsistency in the Indenture; and

●	to change anything that does not materially adversely affect the interests of any holder of Debt Securities of any series issued pursuant to such Indenture.

In addition, under the Indentures, the rights of holders of a series of Debt Securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the Debt Securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding Debt Securities affected:

●	extending the fixed maturity of the series of Debt Securities;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any Debt Securities;

●	reducing the principal amount of discount securities payable upon acceleration of maturity;

●	making the principal of or premium or interest on any Debt Security payable in currency other than that stated in the debt security; or

●	reducing the percentage of Debt Securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding Debt Securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the Debt Securities of such series represented at such meeting) may on behalf of the holders of all Debt Securities of that series waive our compliance with provisions of the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each Indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

●	register the transfer or exchange of Debt Securities of the series;

●	replace stolen, lost or mutilated Debt Securities of the series;

●	duly and punctually pay or cause to be paid amounts owing with respect to the Debt Securities;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the Debt Securities of the series on the date payments are due.

Form, Exchange, and Transfer

We will issue the Debt Securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The Indentures provide that we may issue Debt Securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the Indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the Debt Securities of any series can exchange the Debt Securities for other Debt Securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the Debt Securities may present the Debt Securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the Debt Securities that the holder presents for transfer or exchange or in the applicable Indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any Debt Securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the Debt Securities of each series.

If we elect to redeem the Debt Securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any Debt Securities of that series during a period beginning at the opening of 15 business days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable Indenture, undertakes to perform only those duties as are specifically set forth in the applicable Indenture. Upon an event of default under an Indenture, the debenture trustee under such Indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the Indentures at the request of any holder of Debt Securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any Debt Securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the Debt Securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to Debt Securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the Debt Securities of a particular series. We will maintain a paying agent in each place of payment for the Debt Securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any Debt Securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated Debt Securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The Indentures do not limit the amount of indebtedness we may incur. The Indentures also do not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of warrant agreement, if any, including a form of warrant certificate, if any, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any applicable free writing prospectus related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, including:

●	the offering price and aggregate number of warrants offered;

●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire;

●	the manner in which the warrant agreements and warrants may be modified;

●	United States federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate or agreement representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate or agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate or agreement properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate or agreement are exercised, then we will issue a new warrant certificate or agreement for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF RIGHTS

The following is a general description of the terms of the rights we may issue from time to time unless we provide otherwise in the applicable prospectus supplement. Particular terms of any rights we offer will be described in the prospectus supplement relating to such rights.

General

We may issue rights to purchase common stock, preferred stock, debt securities or units. Rights may be issued independently or together with other securities and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our stockholders, we would distribute certificates evidencing the rights and a prospectus supplement to our stockholders on or about the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of any rights we may issue, including some or all of the following:

●	the title and aggregate number of the rights;

●	the subscription price or a formula for the determination of the subscription price for the rights and the currency or currencies in which the subscription price may be payable;

●	if applicable, the designation and terms of the securities with which the rights are issued and the number of rights issued with each such security or each principal amount of such security;

●	the number or a formula for the determination of the number of the rights issued to each stockholder;

●	the extent to which the rights are transferable;

●	in the case of rights to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one right;

●	in the case of rights to purchase common stock or preferred stock, the type of stock and number of shares of stock purchasable upon exercise of one right;

●	the date on which the right to exercise the rights will commence, and the date on which the rights will expire (subject to any extension);

●	if applicable, the minimum or maximum amount of the rights that may be exercised at any one time;

●	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the procedures for adjusting the subscription price and number of shares of common stock or preferred stock purchasable upon the exercise of each right upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock or preferred stock;

●	the effect on the rights of any merger, consolidation, sale or other disposition of our business;

●	the terms of any rights to redeem or call the rights;

●	information with respect to book-entry procedures, if any;

●	the terms of the securities issuable upon exercise of the rights;

●	if applicable, the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the rights offering;

●	if applicable, a discussion of certain United States Federal income tax considerations; and

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder to purchase for cash or other consideration such shares of stock or principal amount of securities at the subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised as set forth in the applicable prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement relating to the rights offered thereby. After the close of business on the expiration date, unexercised rights will become void.

Upon receipt of payment and a subscription certificate properly completed and duly executed at the corporate trust office of the subscription agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the rights represented by such subscription certificate are exercised, a new subscription certificate will be issued for the remaining rights. If we so indicate in the applicable prospectus supplement, holders of the rights may surrender securities as all or part of the exercise price for rights.

We may determine to offer any unsubscribed offered securities directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting, backstop or other arrangements, as set forth in the applicable prospectus supplement.

Prior to exercising their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon subscription, including, in the case of rights to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights or, in the case of rights to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any applicable trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker, or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

●	the performance of third-party service providers;

●	how it handles securities payments and notices;

●	whether it imposes fees or charges;

●	how it would handle a request for the holders’ consent, if ever required;

●	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

●	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

●	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

●	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

●	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

●	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

●	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

●	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

●	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

●	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

●	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

●	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

●	if we notify any applicable trustee that we wish to terminate that global security; or

●	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

General

We or the selling stockholders may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	directly to one or more purchasers;

●	through agents;

●	to or through underwriters, brokers or dealers;

●	through a combination of any of these methods; or

●	any other method permitted pursuant to applicable law.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we or the selling stockholders may sell some or all of the securities covered by this prospectus includes, without limitation, through:

●	On The Nasdaq Capital Market, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

●	one or more underwritten offerings;

●	block trades in which a broker-dealer will attempt to sell the securities as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

●	ordinary brokerage transactions (at customary brokerage commissions, unless set forth otherwise in a prospectus supplement) and transactions in which a broker-dealer solicits purchasers;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	a distribution in-kind to a selling stockholder’s direct or indirect partners, members or equity holders;

●	privately negotiated transactions, which may include a block trade;

●	settlement of short sales;

●	transactions through broker-dealers to sell a specified number of such securities at a stipulated price per security;

●	“at the market” or through market makers or into an existing market for the securities;

●	a distribution in accordance with the rules of the applicable securities exchange;

●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and, if applicable, any prospectus supplement hereto that provide for periodic sales of securities on the basis of parameters described in such trading plans;

●	a combination of any such methods of distribution; or

●	any other method permitted pursuant to applicable law.

As described above, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock held by it to its direct or indirect members, partners or equity holders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such members, partners or equity holders are not affiliates of ours, such members, partners or equity holders would thereby receive freely tradeable common stock pursuant to the distribution under this prospectus. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The selling stockholders may also sell common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may also transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We or the selling stockholders may also enter into derivative or hedging transactions. For example, we or one or more of the selling stockholders may:

●	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or one or more of the selling stockholders to close out its short positions;

●	sell securities short and redeliver such shares to close out our or one or more of the selling stockholders’ short positions;

●	enter into option or other types of transactions that require us or one or more of the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

●	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or one or more selling stockholders or others to settle such sales and may use securities received from us or one or more selling stockholders to close out any related short positions. We or the selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

One or more of the selling stockholders may, from time to time, pledge or grant a security interest in shares of our common stock beneficially held by it and, if such selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling stockholders to include the pledgee, transferee or other successors-in-interest as the selling stockholder under this prospectus.

With respect to each offering of securities for which a prospectus supplement is required, such prospectus supplement will state the terms of the offering of the securities, including:

●	the name or names of any underwriters, agents or dealers and the amounts of securities underwritten or purchased by each of them, if any;

●	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any discounts, commissions, concessions or other compensation allowed or reallowed or paid to dealers; and

●	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to the prevailing market prices; or

●	at negotiated prices.

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The selling stockholders each reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents.

We will not receive any of the proceeds from any offering by a selling stockholder. We will bear all fees and costs relating to all of the securities being registered under the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Underwriting Compensation

Any public offering price and any fees, discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. The selling stockholders and any underwriters, dealers and agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts or commissions that such underwriters, dealers and agents and remarketing firms receive and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their respective affiliates. We will identify any underwriters, agents or dealers and describe their fees, commissions or discounts in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public either through an underwriting syndicate represented by one or more managing underwriters or through one or more underwriter(s). The underwriters in any particular offering will be identified in the applicable prospectus supplement.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and, if applicable, the one or more of the selling stockholders, will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by us or the selling stockholders or through agents designated by us or one or more of the selling stockholders from time to time. Any agent involved in the offer or sale constituting a distribution of the securities in respect of which this prospectus and, if applicable, a prospectus supplement is delivered will be named, and any commissions payable by us or the selling stockholders to such agent will be set forth, in such prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We will make copies of this prospectus available to the selling stockholders and any broker-dealer acting on behalf of such selling stockholders and are informing the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We or the selling stockholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us or one or more of the selling stockholders at the time of resale. Dealers engaged by us or the selling stockholders may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly to multiple purchasers or a single purchaser. In this case, no underwriters or agents would be involved.

At-the-Market Offerings

We may also sell the securities offered by any applicable prospectus supplement in “at the market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may agree to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities. Underwriters, dealers and agents, and their affiliates, may engage in transactions with, or perform services for us, and our affiliates, in the ordinary course of business, including commercial banking transactions and services.

Market Making, Stabilization and Other Transactions

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on The Nasdaq Capital Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock on any securities exchange or quotation system; any such listing with respect to any preferred stock will be described in the applicable prospectus supplement.

In connection with any offering of common stock, preferred stock or securities that provide for the issuance of shares of our common stock upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell shares of our common stock or preferred stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the issuance of the securities offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our independent registered public accounting firm, dbbmckennon (“dbb”), audited our consolidated financial statements for the years ended December 31, 2024 and 2023, respectively. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of dbb, given their authority as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 21, 2025, the audit committee of our board of directors (the “Audit Committee”) accepted the resignation of dbb as our independent registered public accounting firm, effective immediately. dbb’s resignation was due to the specific subject matter expertise required to audit the Company’s new business strategy and crypto treasury (Solana) related assets.

dbb’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and December 31, 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and dbb on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to dbb’s satisfaction, would have caused dbb to make reference thereto in its reports; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

On April 21, 2025, Wolf & Company, P.C. (“Wolf & Company”) was approved as the independent registered public accounting firm for the fiscal year ended December 31, 2025.

During the fiscal years ended December 31, 2024 and December 31, 2023, neither the Company nor anyone on its behalf has consulted with Wolf & Company regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Wolf & Company concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 that we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement or the exhibits to the reports or other document incorporated into this prospectus for a copy of such contract agreement or other document. Because we are subject to the information and reporting requirements under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website. at https://defidevcorp.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025 and Amendment No.1 to the Annual Report on Form 10-K/A, filed with the SEC on May 16, 2025;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 7, 2025, April 10, 2025, April 15, 2025, April 23, 2025, April 24, 2025, May 5, 2025, May 5, 2025, and May 9, 2025, to the extent the information in such report is filed and not furnished; and

●	The description of the Registrant’s common stock, which is contained in a registration statement on Form 8-A filed with the SEC on July 19, 2023, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (561) 559-4111 or by writing to us at the following address:

DeFi Development Corp.

6401 Congress Avenue, Suite 250

Boca Raton, FL 33487

Attn: Fei (John) Han, Chief Financial Officer

$1,000,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

Rights to Purchase Common Stock, Preferred Stock, Debt Securities or Units

Up to 12,375,896 Shares of Common Stock Offered by Selling Stockholders

DeFi Development Corp.

(f/k/a/ Janover Inc.)

PRELIMINARY PROSPECTUS

MAY 21, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration fee are estimated:

SEC registration fee		$177,523.30
FINRA filing fee		$158,073.23
Legal fees and expenses		$75,000.00/*
Printing fees and expenses		$3,000.00/*
Accounting fees and expenses		$15,000.00/*
Transfer agent fees and expenses	$	*
Warrant agent fees and expenses	$	*
Trustee fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total		$428,596.53

*	These fees and expenses depend on the securities offered and the number of issuances and accordingly cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors (“Board”), legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise. In addition, our Amended and Restated Charter and Amended and Restated Bylaws provide that we shall advance expenses incurred by a director or officer in defending or otherwise participating in a proceeding to the fullest extent permitted by applicable law.

Any underwriting agreement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 16. Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of DeFi Development Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
3.2	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 23, 2025).
3.3	Series A Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 23, 2025)
3.5	Certificate of Amendment, effective June 8, 2023, to Amended and Restated Certificate of Incorporation for 1-for-6.82 Reverse Stock Split (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).
4.1*	Form of Certificate of Designations, Rights and Preferences of Preferred Stock.
4.2*	Form of Senior Indenture for Senior Debt Securities and the related Form of Senior Debt Security
4.3*	Form of Subordinated Indenture for Subordinated Debt Securities and the related Form of Subordinated Debt Security
4.4*	Form of Unit Agreement and Unit Certificate.
4.5*	Form of Warrant Agreement and Warrant Certificate.
4.6*	Form of Rights Agreement and Rights Certificate.
5.1#	Opinion of Perkins Coie LLP relating to the base prospectus.
23.1#	Consent of dbbmckennon dated May 21, 2025.
23.2#	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on the signature page hereto).
25.1**	Statement of Eligibility on Form T-1 under Trust Indenture Act of 1939, as amended, of the Trustee under the Senior Indenture.
25.2**	Statement of Eligibility on Form T-1 under Trust Indenture Act of 1939, as amended, of the Trustee under the Subordinated Indenture.
107#	Filing Fee Table.

#	Filed herewith.
*	If applicable, to be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.

**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Trust Indenture Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, Florida, on May 21, 2025.

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Joseph Onorati
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Onorati and John (Fei) Han, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Joseph Onorati	Chairman of the Board,	May 21, 2025
Joseph Onorati	Chief Executive Officer, and President
(Principal Executive Officer)

/s/ Fei (John) Han	Chief Financial Officer	May 21, 2025
Fei (John) Han	(Principal Financial Officer and Principal Accounting Officer)

/s/ Blake Janover	Director and Chief Commercial Officer	May 21, 2025
Blake Janover

/s/ Marco Santori	Director (Independent)	May 21, 2025
Marco Santori

/s/ Zachary Tai	Director (Independent)	May 21, 2025
Zachary Tai

/s/ William Caragol	Director (Independent)	May 21, 2025
William Caragol